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                                                                    Exhibit 99.2

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NEWS RELEASE
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[NEXTEL LOGO]

                                                     NEXTEL COMMUNICATIONS, INC.
                                                     2001Edmund Halley Drive
                                                     Reston, VA  20191
                                                     703 433-4000

                                                                       CONTACTS:
                                        INVESTORS:  PAUL BLALOCK  (703) 433-4300
                                                MEDIA:  BEN BANTA (703) 433-4700

                NEXTEL REPORTS RECORD FIRST QUARTER 2000 RESULTS

                    - 634,000 GLOBAL DIGITAL NET ADDITIONS -
        - APPROXIMATELY $1.1 BILLION IN TOTAL REVENUES FOR THE QUARTER -
          - LAUNCHES NEXTEL WORLDWIDE(SM) AND NEXTEL ONLINE(SM) SERVICES -

RESTON, Va. - April 26, 2000 - Nextel Communications, Inc., (NASDAQ: NXTL) today reported its financial results for the first quarter of 2000 including the addition of a record 540,300 domestic digital subscribers, and 93,700 proportionate subscribers for Nextel International. Nextel ended the first quarter with a worldwide subscriber base of approximately 5.6 million global digital subscribers.

"Accelerating momentum in the wireless industry coupled with our unique business focus has produced our best quarter ever," said Tim Donahue, Nextel's president and CEO. "Nextel's first quarter global subscriber growth significantly exceeded expectations. The near term prospects for Nextel have never been greater with a myriad of great business opportunities tied into our differentiated approach to business communications services. Global roaming, wireless internet services and emerging broadband opportunities clearly make this the most exciting and opportune time for Nextel."

Consolidated revenue for the first quarter of 2000 grew 63% to $1.08 billion when compared with $664 million generated during the first quarter of 1999. Domestic revenue was $1.03 billion for the quarter, while international revenue was $47 million. Nextel's average monthly revenue per domestic subscriber unit remained among the best in the wireless industry at approximately $72 in the first quarter. The monthly churn rate for the first quarter was approximately 2% for domestic customers, one of the best levels in the wireless industry.

"For the fifth consecutive quarter Nextel has attracted greater net additions while maintaining the highest subscriber quality in the industry," said Steve Shindler, Nextel's CFO. "With more than $18 of domestic monthly cash flow per subscriber and an estimated $3,600 of lifetime revenue per subscriber Nextel continues to set the pace in the emerging digital wireless industry. Nextel International is beginning to see the same type of improvements in Latin America that our domestic operations experienced over the last few years, supporting our belief that the value of Nextel's integrated services transcends national boundaries."

Nextel continued improvement in operating cash flow (earnings before interest, taxes, depreciation and amortization) during the quarter. Operating cash flow from consolidated operations was $228


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million in the first quarter - more than six times higher than 1999's first-quarter cash flow of $35 million. In the first quarter of 2000, domestic operations produced $262 million in operating cash flow, a 220% improvement over 1999's first quarter domestic operating cash flow of $82 million. International operations produced a cash flow loss of $34 million in the first quarter of 2000, a 28% improvement over 1999's first quarter loss of $47 million.

The consolidated first quarter 2000 net loss per share before one-time charges was $0.83 per share - a 50% improvement when compared with the $1.66 per share loss in the first quarter of 1999. In the first quarter of 2000, the consolidated net loss attributable to common stockholders was $435 million, or $1.17 per share and includes one-time charges of $127 million, or $0.34 per share for the early retirement of debt and for the conversion of debt securities.

The per share amounts mentioned above are based upon a weighted average number of shares outstanding of 370,759,000 and do not reflect the effect of the proposed 2-for-1 stock split which Nextel announced on February 22, 2000. Shareholders are scheduled to vote on an increase in authorized shares required to accomplish the stock split at the upcoming shareholder meeting on May 25th.

Domestic capital expenditures were $661 million in the first quarter of 2000 as compared with $684 million in the fourth quarter of 1999. International capital expenditures were $116 million in the first quarter as compared with $50 million in the fourth quarter of 1999.

Total domestic system minutes of use on the Nextel National Network increased 85% during the quarter when compared with the same period in 1999 to approximately 6.3 billion total system minutes of use in the first quarter 2000. During the first quarter, approximately 11 million Internet text messages were sent on the Nextel National Network, representing a 280% increase over last year's first-quarter Internet text messages. Nextel ended the first quarter with approximately 1.9 million data-capable handsets in service.

On April 3, 2000, Nextel announced the launch of its Nextel Worldwide service providing customers a dual mode iDEN/GSM handset with the ability to use one phone and have one number in more than 65 countries including 18 of the world's 25 largest cities. Earlier this week Nextel announced the launch of its Nextel Online and wireless internet services in 45 major markets and more than 750 cities across the country. Visit our website for more information.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel and Nextel International's actual future experience involving any one or more of such matters and subject areas. Nextel and Nextel International have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel's and/or Nextel International's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include those that are described from time to time in Nextel's and Nextel International's reports filed with the SEC, including Nextel's and Nextel International's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

Nextel Communications, Inc., based in Reston, VA, is the leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 96 of the top 100 U.S. markets. Through recent market launches,



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Nextel and Nextel Partners' service is available today in areas of the U.S.
where approximately 190 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging and Nextel Direct Connect(sm) - a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China. Please visit our website at http://www.nextel.com.

                                    - more -


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                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions, except per share data)
                                   (Unaudited)

                                                                                         THREE MONTHS
                                                                                        ENDED MARCH 31,
                                                                                  ---------------------------
                                                                                    2000              1999
                                                                                  --------         ----------

OPERATING REVENUES                                                                $  1,079         $     664
OPERATING EXPENSES
   Cost of revenues                                                                    214               163
   Selling, general and administrative                                                 637               466
                                                                                  --------         ---------
EBITDA                                                                                 228                35
   Depreciation and amortization                                                       280               228
                                                                                  --------         ---------
OPERATING LOSS                                                                         (52)             (193)
Interest expense                                                                      (278)             (198)
Interest income                                                                         83                 4
Debt conversion expense                                                                (23)               --
Other expense, net                                                                     (17)              (62)
                                                                                  --------         ---------
LOSS BEFORE INCOME TAX BENEFIT                                                        (287)             (449)
Income tax benefit                                                                       8                10
                                                                                  --------         ---------
LOSS BEFORE EXTRAORDINARY ITEM                                                        (279)             (439)
Extraordinary loss from extinguishment of debt                                        (104)               --
Mandatorily redeemable preferred stock dividends                                       (52)              (46)
                                                                                  --------         ---------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                          $   (435)        $    (485)
                                                                                  ========         =========
LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS, BASIC AND DILUTED:
  Loss before extraordinary item attributable to common stockholders              $  (0.89)        $   (1.66)
  Extraordinary item                                                                 (0.28)               --
                                                                                  --------         ---------

                                                                                  $  (1.17)        $   (1.66)
                                                                                  ========         =========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                                   371               292
                                                                                  =========        =========


                      SELECTED BALANCE SHEET AND OTHER DATA
                         (in millions, except unit data)

                                                                                   MARCH 31,       DECEMBER 31,
                                                                                     2000              1999
                                                                                  ----------       ------------
                                                                                  (Unaudited)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, including
   restricted portion of $74 and $1,365                                             $  6,340        $  5,808
PROPERTY, PLANT AND EQUIPMENT, NET                                                     6,718           6,152
INTANGIBLE ASSETS, NET                                                                 4,549           4,551
TOTAL ASSETS                                                                          19,596          18,410
LONG-TERM DEBT, excluding current portion                                             11,840           9,760
MANDATORILY REDEEMABLE PREFERRED STOCK                                                 1,751           1,770
TOTAL STOCKHOLDERS' EQUITY                                                             2,562           2,574
DIGITAL UNITS IN SERVICE:

   Domestic                                                                        5,056,000        4,515,700
                                                                                  ==========       ==========
   International - total                                                           1,474,400        1,245,600
                                                                                  ==========       ==========
   International - proportionate                                                     497,200          403,500
                                                                                  ==========       ==========
     Global                                                                        5,553,200        4,919,200
                                                                                  ==========       ==========

                                                                                      THREE MONTHS ENDED
                                                                                   MARCH 31,   DECEMBER 31,
                                                                                     2000          1999
                                                                                  ----------   ------------
                                                                                        (Unaudited)

CAPITAL EXPENDITURES:
   Domestic                                                                         $  661        $   684
   International                                                                       116             50
                                                                                    ------        -------
Total capital expenditures                                                          $  777        $   734
                                                                                    ======        =======

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